Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of LifeStance Health Group, Inc. of our report dated March 17, 2022 relating to the financial statements, which appears in LifeStance Health Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

March 17, 2022